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                                                                   Exhibit 10.13

                              EMPLOYMENT AGREEMENT


                  AGREEMENT, dated as of October 11, 2000, by and between Century Business Services, Inc., with its principal offices at 6480 Rockside Woods Blvd., Suite 330, Cleveland, Ohio 44131 (the "Company") and Steven L. Gerard ("Executive") 150 East 61st Street, Suite 14D, New York, New York 10021.

                  IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

                  1. EMPLOYMENT. The Company hereby agrees to employ Executive as the Chief Executive Officer of the Company, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

                  2. TERM. The period of employment of Executive by the Company hereunder (the "Employment Period") shall commence on October 11, 2000 (the "Commencement Date") and shall continue through October 10, 2003; PROVIDED, THAT, commencing on October 10, 2002, and on each October 10th thereafter, the Employment Period shall automatically be extended for one (1) additional year unless either party gives written notice not to extend this Agreement prior to three (3) months before such extension would be effectuated. The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement.

                  3. POSITION AND DUTIES. During the Employment Period, Executive shall serve as the Chief Executive Officer of the Company, and shall report to the Board of Directors of the Company (the "Board"). Subject to the supervisory powers of the Board, Executive shall have those powers and duties normally associated with the position of Chief Executive Officer and such other powers and duties as may be prescribed by the Board; PROVIDED, THAT, such other powers and duties are consistent with Executive's position. Executive shall devote substantially all of his working time, attention and energies to the performance of his duties for the Company. In addition, during the Employment Period, Executive shall serve as a member of the Board for no additional compensation. Notwithstanding the above, Executive shall be permitted, to the extent such activities do not substantially interfere with the performance by Executive of his duties and responsibilities hereunder or violate Section 10 of this Agreement, to (i) manage Executive's personal, financial and legal affairs, and (ii) to serve on no more than three corporate boards; PROVIDED, THAT, following the first anniversary of the Commencement Date, Executive shall not serve on more than two corporate boards.

                  4. PLACE OF PERFORMANCE. The principal place of employment of Executive shall be at the Company's principal executive offices in Cleveland, Ohio; PROVIDED, THAT, Executive shall be required to travel to other Company offices and on Company business.

                  5. COMPENSATION AND RELATED MATTERS.

                     (a) BASE SALARY AND BONUS. During the Employment Period the Company shall pay Executive a base salary at the rate of not less than $500,000 per year ("Base

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Salary"). Executive's Base Salary shall be paid in approximately equal installments in accordance with the Company's customary payroll practices. If Executive's Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement. In addition, for the 2001, 2002 and 2003 calendar years, Executive shall be paid an annual bonus of at least $150,000 and shall be eligible for an additional bonus upon the achievement of pre-established performance goals which are set by the Compensation Committee of the Board after consultation with Executive (the "Bonus"). Such Bonus shall be paid at such time as the Company customarily pays bonuses to senior executive officers.

                     (b) COMPANY SHARE OPTION. The Company shall grant to Executive a non-qualified stock option (the "Company Stock Option") to acquire 1,000,000 shares of the common stock of the Company (the "Company Stock"), pursuant to the Company's stock option plan (the "Company Option Plan"). The Company Stock Option shall be granted on the date hereof, and shall be granted at an exercise price per share equal to the fair market value of the Company Stock on the date of grant and shall be subject to the terms set forth in a stock option agreement and the Company Option Plan. Such Company Stock Option shall vest as to 33-1/3% of the shares subject thereto on each of the first, second and third anniversaries of the date of grant; PROVIDED, THAT, Executive is then employed on the relevant vesting date; PROVIDED, FURTHER, THAT, if Executive's employment is terminated pursuant to Sections 6(d) or 6(e) of this Agreement, the Company Stock Option shall become immediately vested and shall remain exercisable for ninety days following such termination of employment.

                     (c) AUTOMOBILE. The Company will provide Executive with an automobile in Cleveland, Ohio for purposes of conducting Company business.

                     (d) EXPENSES. The Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

                     (e) VACATION. Executive shall be entitled to four (4) weeks of vacation per year.

                     (f) SERVICES FURNISHED. During the Employment Period, the Company shall furnish Executive with office space, stenographic and secretarial assistance and such other facilities and services comparable to those provided to the Company's senior executive officers.

                     (g) WELFARE, PENSION AND INCENTIVE BENEFIT PLANS. During the Employment Period, Executive shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. The Company shall at all times provide to Executive (subject to modifications affecting all senior executive officers) the same type and levels of participation and benefits as are being provided to other senior executives officers on the Commencement Date. In addition,

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during the Employment Period, Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives.

                     (h) SIGNING BONUS. Upon the Commencement Date, Executive shall be paid a cash signing bonus of $150,000.

                     (i) OTHER BENEFITS. During the Employment Period, the Company shall provide Executive with the benefits described below:

                     (i) a $ 2,000,000 renewable term life insurance policy;

                     (ii) reimbursement for travel between Cleveland, Ohio and New York, New York; and

                     (iii) reimbursement for reasonable housing expenses in Cleveland, Ohio.

                  6. TERMINATION. Executive's employment hereunder may be terminated during the Employment Period under the following circumstances:

                     (a) DEATH. Executive's employment hereunder shall terminate upon his death.

                     (b) DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for an entire period of three (3) consecutive months, and within thirty (30) days after written Notice of Termination is given after such three (3) month period, Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Executive's employment hereunder for "Disability", and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

                     (c) CAUSE. The Company shall have the right to terminate Executive's employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment upon Executive's:

                     (i) conviction of, or plea of guilty or nolo contendere to, a felony or engaging in fraud, embezzlement or other dishonest acts against the Company; or

                     (ii) willful and continued failure to use reasonable best efforts to substantially perform his duties hereunder (other than such failure resulting from Executive's incapacity due to physical or mental illness) after demand for substantial performance is delivered by the Company in writing that specifically identifies the manner in which the Company believes Executive has not used reasonable best efforts to substantially perform his duties; or


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                     (iii) willful misconduct (including, but not limited to, a breach of the provisions of Section 10) that is materially economically injurious to the Company or to any entity in control of, controlled by or under common control with the Company ("Affiliates"); or

                     (iv) habitual drug or alcohol abuse which materially impairs his abilities to perform his duties; or

                     (v) any other material breach of this Agreement.

For purposes of this Section 6(c), no act, or failure to act, by Executive shall be considered "willful" unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company, or any Affiliates thereof.

                     (d) GOOD REASON. Executive may terminate his employment for "Good Reason" within one hundred and twenty (120) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events that has not been cured within thirty (30) days after written notice thereof has been given by Executive to the Company:

                     (i) the failure of Executive to be appointed to the position set forth in Section 3;

                     (ii) the assignment to Executive of duties materially and adversely inconsistent with Executive's status as Chief Executive Officer of the Company or a material and adverse alteration in the nature of Executive's duties and/or responsibilities, reporting obligations, titles or authority;

                     (iii) a reduction by the Company in Executive's Base
         Salary;

                     (iv) for any reason within thirty (30) days following a Change in Control of the Company; or

                     (v) the Company's material breach of this Agreement.


                     (e) WITHOUT CAUSE. The Company shall have the right to terminate Executive's employment hereunder without Cause by providing Executive with a Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

                     (f) WITHOUT GOOD REASON. Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

For purposes of this Agreement, a "Change in Control" of the Company means the occurrence of one of the following events:

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                     (1) any "person" (as such term is defined in Section
         3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Commencement Date, a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); PROVIDED, HOWEVER, that an event described in this paragraph (1) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner: (A) the Company or any majority-owned subsidiary (provided, that this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned subsidiary, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, (D) any person pursuant to a Non-Qualifying Transaction (as defined in paragraph (2)), (E) Westbury (Bermuda) Ltd. and its successors and assigns and Michael DeGroote and his immediately family members (collectively, the "DeGroote Group"), (F) Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive) (the "Executive Group"), or (G) any combination of (A) through (F) above, including, without limitation, any transaction to take the Company private by the DeGroote Group, the Executive Group and/or any other persons working alone or in concert with the DeGroote Group and/or the Executive Group;

                     (2) the consummation of a merger, consolidation, share exchange or similar form of transaction involving the Company or any of its subsidiaries, or the sale of all or substantially all of the Company's assets (a "Business Transaction"), unless immediately following such Business Transaction (i) more than 50% of the total voting power of the entity resulting from such Business Transaction or the entity acquiring the Company's assets in such Business Transaction (the "Surviving Corporation") is beneficially owned, directly or indirectly, by the Company's shareholders immediately prior to any such Business Transaction, and (ii) no person (other than the persons set forth in clauses (A), (B), (C), (D), (E), (F) or (G) of paragraph (1) above or any tax-qualified, broad-based employee benefit plan of the Surviving Corporation or its Affiliates) beneficially owns, directly or indirectly, 50% or more of the total voting power of the Surviving Corporation (a "Non-Qualifying Transaction");

                     (3) Board approval of a liquidation or dissolution of the Company, unless the voting common equity interests of an ongoing entity (other than a liquidating trust) are beneficially owned, directly or indirectly, by the Company's shareholders in substantially the same proportions as such shareholders owned the Company's outstanding voting common equity interests immediately prior to such liquidation; or



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                     (4) within the first three years of the Employment Period, the DeGroote Group ceases to own the same number of shares of the common stock of the Company as it owned as of the Commencement Date (excluding, for this purpose, any shares of common stock of the Company subject to acquisition by the DeGroote Group or any other person(s) pursuant to the exercise of stock options, warrants or similar derivative securities), other than a reduction caused by a Non-Qualifying Transaction.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which, by reducing the number of Company Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; PROVIDED, THAT if a Change in Control of the Company would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company's acquisition such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, then a Change in Control of the Company shall occur.

                  7. TERMINATION PROCEDURE.

                     (a) NOTICE OF TERMINATION. Any termination of Executive's employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

                     (b) DATE OF TERMINATION. "Date of Termination" shall mean
(i) if Executive's employment is terminated by his death, the date of his death,
(ii) if Executive's employment is terminated pursuant to Section 6(b), thirty
(30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and (iii) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

                  8. COMPENSATION UPON TERMINATION OR DURING DISABILITY. In the event Executive is disabled or his employment terminates during the Employment Period, the Company shall provide Executive with the payments and benefits set forth below. Executive acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment Period and that prior to receiving any such payments and as a material condition thereof, Executive and the Company shall sign and agree to be bound by a general release of claims in a form reasonably satisfactory to the Company.


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                     (a) TERMINATION BY COMPANY WITHOUT CAUSE OR BY EXECUTIVE
FOR GOOD REASON. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason:

                     (i) the Company shall pay to Executive (A) his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and (B) a cash payment equal to two times the sum of Executive's then current Base Salary and average Bonus paid to Executive in the three year period immediately preceding the year of termination ("Average Bonus"); PROVIDED, THAT, for the first three years of the Employment Period, the Average Bonus shall not be less than $150,000.

                     (ii) the Company shall maintain in full force and effect, for the continued benefit of Executive for a period of two (2) years following the Date of Termination the medical, hospitalization, dental, and life insurance programs in which Executive was participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; PROVIDED, THAT, if Executive cannot continue to participate in the Company programs providing such benefits, the Company shall arrange to provide Executive with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs ("Continued Benefits"), PROVIDED, THAT, such Continued Benefits shall terminate on the date or dates Executive receives equivalent coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit, basis); and

                     (iii) the Company shall reimburse Executive pursuant to
         Section 5(d) for reasonable expenses incurred, but not paid prior to such termination of employment; and

                     (iv) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

                     (b) CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON. If Executive's employment is terminated by the Company for Cause or by Executive (other than for Good Reason):

                     (i) the Company shall pay Executive his Base Salary and, to the extent required by law or the Company's vacation policy, his accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination; and

                     (ii) the Company shall reimburse Executive pursuant to
         Section 5(d) for reasonable expenses incurred, but not paid prior to such termination of employment, unless such termination resulted from a misappropriation of Company funds; and


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                     (iii) Executive shall be entitled to any other rights,
         compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

                     (c) DISABILITY. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), Executive shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to
Section 6(b). In the event Executive's employment is terminated for Disability pursuant to Section 6(b):

                     (i) the Company shall pay to Executive his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination; and

                     (ii) the Company shall reimburse Executive pursuant to
         Section 5(d) for reasonable expenses incurred, but not paid prior to such termination of employment; and

                     (iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

                     (d) DEATH. If Executive's employment is terminated by his death:

                     (i) the Company shall pay in a lump sum to Executive's beneficiary, legal representatives or estate, as the case may be, Executive's Base Salary through the Date of Termination;

                     (ii) the Company shall reimburse Executive's beneficiary, legal representatives, or estate, as the case may be, pursuant to
         Section 5(d) for reasonable expenses incurred, but not paid prior to such termination of employment; and

                     (iii) Executive's beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of any agreements, plans or programs of the Company.

                     (e) FAILURE TO EXTEND. A failure to extend the Agreement pursuant to Section 2 by either party shall not be treated as a breach of this Agreement and Executive shall be entitled to the benefits described in Section 8(b).

                  9. MITIGATION. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.


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                  10. RESTRICTIVE COVENANTS.


                      (a) CONFIDENTIAL INFORMATION. Except (i) as required in order to perform his obligations under this Agreement or (ii) as may otherwise be required by law or any legal process (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), Executive shall not, without the express prior written consent of the Company, disclose or divulge to any other person or entity, or use or modify for use, directly or indirectly, in any way, for any person or entity any of the Company's or any Affiliate's Confidential Information at any time (during or after Executive's employment). For purposes of this Agreement, "Confidential Information" of the Company shall mean any valuable, competitively sensitive data and information related to the Company's or any Affiliate's business (the "Business"), including, without limitation, Trade Secrets (as defined below), that are not generally known by or readily available to the Company's or any Affiliate's competitors other than as a result of an improper disclosure directly or indirectly by Executive. "Trade Secrets" shall mean information or data of the Company or any Affiliate in connection with the Business, including, but not limited to, technical or non-technical data, financial information, programs, devices, methods, techniques, drawings, processes, financial plans, product plans, or lists of actual or potential customers or suppliers, that: (A) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (B) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

                      (b) COMPANY PROPERTY. All records, files, drawings, documents, models, equipment, and the like containing Confidential Information or needed in the Business which Executive has control over shall not be removed from the Company's premises without its written consent, unless such removal is in the furtherance of the Business or is in connection with Executive's carrying out his duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Executive's employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. The Company shall be the owner of all Trade Secrets and other products relating to the Business developed by Executive alone or in conjunction with others as part of his employment with the Company.

                      (c) INTELLECTUAL PROPERTY. In the scope of Executive's employment with the Company, Executive may be requested, alone or with others, to create, invent, enhance, and modify items which are or could be deemed to be Confidential Information. Executive acknowledges and agrees that all of such information is intended to be, and will remain, the sole and exclusive property of the Company. In addition, Executive agrees that any and all intellectual property that Executive invents, discovers, originates, makes, conceives, creates or authors either solely or jointly with others and that is the result of or is substantially derived from Confidential Information ("Intellectual Property") shall be the sole and exclusive property of the Company unless in the public domain. If Executive's employment with the Company terminates for any reason, he shall promptly and fully disclose all such Intellectual Property to the Company, shall provide the Company with any information that it may reasonably request about such property and shall execute such agreements, assignments or other instruments as may be reasonably requested by the Company to reflect such ownership by the Company and shall fully


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cooperate with the Company to protect the business relationships of the Company and to insure that there will be no unreasonable interference or disruption of such business relationships.

                      (d) NON-COMPETITION. Executive covenants that he will not, without the prior written consent of the Company, during the Employment Period and during the twelve (12) month period following his termination of employment for any reason (other than a termination of employment pursuant to Section 6(d) or Section 6(e)), engage in any way, directly or indirectly, in any business whose product or activities directly or indirectly competes with the accounting and/or benefits consulting business of the Company anywhere where the Company or any Affiliate conducts such business ("Competitive Business"), other than in his capacity as an employee of the Company or become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity.

                      (e) NON-SOLICITATION - EMPLOYEES. Executive hereby covenants and agrees that, during the Employment Period and during the twenty-four (24) month period following his termination of employment for any reason (the "Restricted Period"), Executive shall not employ or seek to employ any person employed at that time by the Company or any Affiliate, or otherwise encourage or entice such person to leave such employment.

                      (f) NON-SOLICITATION - CUSTOMERS. During the Restricted Period, Executive shall not, directly or indirectly, solicit, contact, interfere with, or endeavor to entice away from the Company or their Affiliates any of their current investors, customers or clients or any such persons or entities that were investors, customers or clients of the Company within the twelve (12) month period immediately prior to Executive's termination of employment.

                      (g) NON-DISPARAGEMENT. During the Employment Period and for all time thereafter, Executive acknowledges and agrees that he will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the Company or any Affiliate and any of their officers, directors, partners, employees, or agents thereof in either a professional or personal manner.

                      (h) BLUE PENCIL. If, at any time, the provisions of this
Section 10 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Executive and the Company agree that this Section 10 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

                      (i) ACKNOWLEDGEMENTS. Executive acknowledges that: (i) as a result of Executive's employment by the Company, Executive has obtained and will obtain Confidential Information; (ii) the Confidential Information has been developed and created by the Company at substantial expense and the Confidential Information constitutes valuable proprietary assets and the Company will suffer substantial damage and irreparable harm which will be difficult to compute if, during the term of employment and thereafter, Executive should


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divulge such Confidential Information in violation of the provisions of this
Agreement; (iii) the nature of the Business is such that it could be conducted anywhere in the world and that it is not limited to a geographic scope or region; (iv) the Company will suffer substantial damage which will be difficult to compute if, during the term of employment or thereafter, Executive should compete with Company or solicit or interfere with the Company's employees, clients or customers in violation of this Agreement; (v) the provisions of this Agreement are reasonable and necessary for the protection of the Business; (vi) Executive will not be precluded from earning a living following his termination of employment if the provisions of Section 10 are fully enforced; and (vii) the Company would not have entered into this Agreement unless Executive agreed to be bound by the terms of Section 10.

                      (j) REMEDY. Should Executive engage in or perform any of the acts prohibited by this Section 10, it is agreed that the Company shall be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining Executive and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such volatile acts. In addition, notwithstanding any other provision of this Agreement to the contrary, upon a breach of any of the provisions of Section 10, the Company shall be entitled to cease making any payments or provide any benefits to Executive as contemplated by this Agreement, including, without limitation, those contemplated under Section 8 of the Agreement. The foregoing remedy available to the Company shall not be deemed to limit or prevent the exercise by the Company of any or all further rights and remedies which may be available to the Company hereunder or at law or in equity.

                  11. INDEMNIFICATION. Executive shall be entitled throughout the Employment Period in his capacity as an officer and/or director of the Company or any of its subsidiaries, or as a member of any other governing body or any partnership or joint venture in which the Company has an equity interest to the benefit of the indemnification provisions contained in the Certificate of Incorporation and By-laws of the Company as in effect from time to time, to the extent not prohibited by applicable law at the time of the assertion of any liability against Executive.

                  12. LEGAL FEES AND EXPENSES; ARBITRATION. The Company shall reimburse Executive promptly following the Commencement Date for all reasonable legal fees and expenses reasonably incurred by Executive in connection with Executive and the Company entering into this Agreement in an amount not to exceed $5,000, upon receipt of reasonable written evidence of such fees and expenses. Except as otherwise necessary to secure the remedy specified in
Section 10 of this Agreement, any dispute arising between the Company and Executive with respect to the performance or interpretation of this Agreement shall be submitted to arbitration, in Cleveland, Ohio, for resolution in accordance with the commercial arbitration rules of the American Arbitration Association, modified to provide that the decision by the arbitrators shall be final and binding on the parties, shall be furnished in writing, separately and specifically stating the findings of fact and conclusions of law on which the decision is based, and shall be rendered within 90 days following impanelment of the arbitrators. Following a decision by the arbitrators, the costs of arbitration shall be divided and legal fees shall be awarded as directed by the arbitrators.


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

                  13. SUCCESSORS; BINDING AGREEMENT.

                      (a) COMPANY'S SUCCESSORS. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets (by merger, purchase or otherwise).

                      (b) EXECUTIVE'S SUCCESSORS. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive's death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive's interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiar(y)(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

                      (c) BINDING AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of Executive, his heirs, executors, administrators, beneficiaries and assigns and shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

                  14. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the parties as provided in the recitals hereto or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  15. MISCELLANEOUS. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by


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

either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio without regard to its conflicts of law principles.

                  16. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  18. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

                  19. WITHHOLDING. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

                  20. NONCONTRAVENTION. Executive represents that he is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation or any agreement to which he is a party. Executive acknowledges and agrees that the Company has relied upon this representation as a material inducement for it to enter into this Agreement and a breach of this representation by Executive shall be deemed to be a material breach of this Agreement.

                  21. SECTION HEADINGS. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.






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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement on the date first above written.



                                  CENTURY BUSINESS SERVICES, INC.




                                  By: /s/ Michael G. DeGroote
                                     -------------------------------------------
                                          Chairman of the Board

                                      /s/ Steven L. Gerard
                                     -------------------------------------------
                                          Steven L. Gerard


























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